Exhibit 6.17

AMENDMENT NO. 2 TO 10.00% SENIOR SECURED PROMISSORY NOTE

THIS AMENDMENT NO. 2 (this “Amendment No. 2”) to the Spring 2017 10.00% Senior Secured Promissory Note dated March 31, 2017, as amended by Amendment No. 1 to 10% Senior Secured Promissory Note dated as of August 29, 2017 (“Amendment No. 1” and collectively, the “Note”) by and between Energy Hunter Resources, Inc., a Delaware corporation (the “Company”) and Satellite Overseas (Holdings) Limited, a corporation existing under the laws of the Isle of Man (together with its permitted assigns, the “Holder”), is made and entered into as of September 29, 2017 (the “Effective Date”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Note.

BACKGROUND

WHEREAS, the Note has been issued on March 31, 2017 in accordance with exemptions from registration under the Securities Act pursuant to a Subscription Agreement dated March 24, 2017 (the “Subscription Agreement”) between the Company and the Holder; and

WHEREAS, the Note has been issued in the principal sum of up to $3,000,000 with an original Maturity Date of September 1, 2017;

WHEREAS, the original Maturity Date of the Note was extended by Amendment No. 1 to September 30, 2017; and

WHEREAS, the parties desire to further extend the Maturity Date of the Note, to be effective as of the Effective Date, as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Extension of Maturity Date.  The definition of the term “Maturity Date” is hereby amended by replacing the date “September 30, 2017” in Section 1.01(a)(ii) of the definition with “October 31, 2017”.

2. Governing Law.  This Amendment No. 2 shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

3. No Other Amendment.  The terms of this Amendment No. 2 shall supersede and prevail over any conflicting provisions of the Note, the Subscription Agreement and the Deed of Trust.  Except as amended hereby, and subject to the preceding sentence, all of the remaining terms of the Note, the Subscription Agreement and the Deed of Trust shall remain unchanged and in full force and effect.

4. Amendment Fee.  In consideration for the execution of this Amendment No. 2, the Company agrees to pay the Holder, on the Maturity Date, an amendment fee of ten thousand dollars (US$10,000) (the “Amendment Fee”).  The payment of the Amendment Fee shall be in addition to the payment of any principal, interest or other fees due and owing from the Company to the Holder on the Maturity Date (including but not limited to any amendment fees related to Amendment No. 1).

5. Miscellaneous.  This Amendment No. 2 may be executed by the parties in separate counterparts, each of which when so executed will be deemed an original, and both of which together will constitute one and the same instrument.  This Amendment No. 2 may be executed and delivered by electronic or facsimile transmission with the same effect as if delivered personally.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Extension as of the date first above written.

ENERGY HUNTER RESOURCES, INC.			SATELLITE OVERSEAS (HOLDINGS) LIMITED

By:	/s/ Gary C. Evans		By:	/s/ Rajiv I. Modi
	Name:	Gary C. Evans		Name:	Rajiv I. Modi, Ph.D.
	Title:	Chairman and Chief Executive Officer		Title:	Director